Exhibit 10.27

18706 NORTH CREEK PARKWAY

SUITE 104

BOTHELL, WA 98011

November 17, 2021

Hans Moebius, M.D., Ph. D.

Via Email

Re: Amendment to Employment Agreement

Dear Hans:

Reference is made to that certain employment offer letter dated September 13, 2020 (the “Offer Letter”) between you and Athira Pharma, Inc. (the “Company”). As discussed, the Compensation Committee of the Board of Directors of the Company has approved amendments to the terms of your employment as set forth below. Except as otherwise amended hereby, the terms of the Offer Letter remain in full force and effect. Capitalized terms in this letter have the same definitions as the Offer Letter. The amendments are effective retroactive to October 1, 2021.

Base Salary. Section 3 of the Offer Letter entitled “Base Salary” is amended to increase the stated annual base salary to US$430,000 from US$339,500.

Annual Bonus. Section 4 of the Offer Letter entitled “Annual Bonus” is amended to change the reference in the first sentence from the Company’s 2020 fiscal year to “each Company fiscal year”, and to add the following at the end of the existing paragraph: “In addition, you will be entitled to receive an additional stipend equal to 8.465% of each cash bonus amounts earned, whether pursuant to the prior portions of this paragraph or otherwise, which stipend shall be payable, less any applicable withholdings, at the same time as the related bonus is paid, subject to your continued employment through and until the date of the applicable stipend payment. This stipend is intended to help defray the costs of your benefit contributions, but may be used by you for any purpose.”

Employee Benefits. Section 6 of the Offer Letter entitled “Employee Benefits” is amended to increase the stated monthly mandatory and elective benefit-related stipend to US$5,200 from US$4,625. For the avoidance of doubt, this monthly stipend will be paid to you, less applicable withholding, and may be used by you for any purpose. In addition the fourth sentence in such Section 6 is amended in its entirety to read as follows: “The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time; provided, however, that upon the lifting of any applicable travel bans related to COVID-19 as well as a determination in the Company’s reasonable discretion that it is safe to travel in light of the COVID-19 pandemic, you will be required to travel to the location of the Company’s headquarters (currently Seattle, Washington) once per calendar quarter at the Company’s expense for a length of stay to be mutually agreed between you and the Company’s Chief Executive Officer; and provided further that in the event you are unable to travel to the Company’s headquarters in a given quarter, you

18706 NORTH CREEK PARKWAY

SUITE 104

BOTHELL, WA 98011

shall seek authorization to waive the requirement for such calendar quarter from the Company’s Chief Executive Officer (which authorization shall not be unreasonably withheld).”

Please acknowledge, by signing below, that you have accepted this amendment.

Very truly yours,

By: /s/ Mark Litton_____________________________

Mark Litton, Ph.D.

President and Chief Executive Officer

I have read and accepted this amendment:

/s/ Hans Moebius__________________________

Hans Moebius, M.D., Ph.D.

Dated: November 18, 2021_________________